                                                                    EXHIBIT 12.1

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     2001     2000     1999     1998     1997
                                                    ------   ------   ------   ------   ------
                                                    (IN MILLIONS OF DOLLARS, EXCEPT FOR RATIO)
Income before federal income taxes, minority
  interest and cumulative effect of changes in
  accounting principles...........................  $1,389   $1,864   $1,839   $1,814   $1,767
Interest..........................................     205      296      238      185      163
Portion of rentals deemed to be interest..........      44       44       47       49       55
                                                    ------   ------   ------   ------   ------
Income available for fixed charges................  $1,638   $2,204   $2,124   $2,048   $1,985
                                                    ======   ======   ======   ======   ======
Fixed charges:
  Interest........................................  $  205   $  296   $  238   $  185   $  163
  Portion of rentals deemed to be interest........      44       44       47       49       55
                                                    ------   ------   ------   ------   ------
Total fixed charges...............................  $  249   $  340   $  285   $  234   $  218
                                                    ======   ======   ======   ======   ======
Ratio of earnings to fixed charges................   6.58x    6.48x    7.45x    8.75x    9.11x

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.